Exhibit 4.3


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                         300 Delaware Avenue, Suite 303
                           Wilmington, Delaware 19801

November 29, 2000

Susan Yoss
[Address]

Re:      INTERNATIONAL SPECIALTY PRODUCTS INC. - YOSS RESTRICTED SHARE PLAN

Dear Ms. Yoss,

International Specialty Products Inc., a Delaware corporation (the "Company"), hereby grants to you, pursuant to the Yoss Restricted Share Plan, upon your countersignature of this letter agreement (this "Agreement") below, the following:

1.       Restricted Shares
         -----------------

Subject to the terms and conditions of this Agreement, effective as of September 26, 2000 (the "Effective Date"), the Company grants to you 150,000 restricted shares of common stock, $.01 par value, of the Company (the "Restricted Shares"). The Restricted Shares shall vest in 12.5% increments every six months, commencing on January 1, 2001 and ending on July 1, 2004, as shown below, provided that on each vesting date you are, and have continually been from the Effective Date until such vesting date, an employee of the Company:

                    Date                            Shares Vested
                    ----                            -------------

                  01/01/01                             18,750
                  07/01/01                             37,500
                  01/01/02                             56,250
                  07/01/02                             75,000
                  01/01/03                             93,750
                  07/01/03                            112,500
                  01/01/04                            131,250
                  07/01/04                            150,000

2.       Delivery of Restricted Shares
         -----------------------------

         (a) One or more stock certificates evidencing the Restricted Shares shall be issued in your name but shall be held and retained by the Company until the Restricted Shares vest as provided herein. All such stock certificates shall bear the following legend:


                           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN THE LETTER AGREEMENT DATED NOVEMBER 29, 2000 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

                           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

         (b) You hereby irrevocably appoint the Secretary of the Company as your attorney-in-fact to execute and deliver any stock power or other instrument which may be necessary to effectuate the transfer of the Restricted Shares (or assignment of distributions thereon) on the books and records of the Company.

3.       Conditions
         ----------

         (a) Except as otherwise provided herein, you will have all rights of a shareholder with respect to the Restricted Shares, including, without limitation, the right to vote the Restricted Shares and receive any cash and stock dividends with respect to such Restricted Shares. Any shares issued to you as a stock dividend with respect to the Restricted Shares shall be subject to the same restrictions under this Agreement as the Restricted Shares with respect to which such stock dividends were issued and shall bear the same legends as the Restricted Shares.

         (b) In the event that the shares of the Company, as a result of a combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity, the number of the Restricted Shares shall be appropriately adjusted to reflect such change. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

         (c) The Restricted Shares, and all rights related thereto, may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of prior to the time that the Restricted Shares vest as provided herein.

         (d) If your employment with the Company is terminated for any reason, you shall forfeit your right as to any unvested Restricted Shares as of the date of such termination of employment, and the unvested Restricted Shares shall be canceled. The provisions of this Paragraph 3(d) shall not apply to any vested Restricted Shares.

         (e) Any sale, transfer, assignment or other disposition by you of Restricted Shares shall be made in compliance with all federal and state securities laws. The Compensation Committee of the Company may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure such shares are issued and resold in compliance with all applicable federal and state securities laws.

         (f) On or after a vesting date, the Company shall notify you if and when the restrictions on the vested Restricted Shares have lapsed. Within ten (10) business days of a vesting date, the Company shall deliver to you a certificate for the vested shares without any legend or restrictions, except for such restrictions as may be imposed by the Company, in its sole judgment, under Paragraph 3(e) of this Agreement, provided that no certificates for shares will be delivered to you until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition the delivery of certificates for shares upon the prior receipt from you of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

         (g) Nothing in this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary of affiliate of the Company or any successor to any of them, or affect the right of the Company or any such subsidiary, affiliate or successor to terminate your employment at any time.

4.       Miscellaneous
         -------------

         (a) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supercedes all agreements between the parties with respect to the subject matter hereof, and may not be modified or amended except by a written agreement signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns you and your heirs and personal representatives.

         (b) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this Agreement.

         (c) This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the internal laws of that state without regard to principles of conflicts of law.

         (d) This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (e) By executing this Agreement, you acknowledge and agree that you have had an opportunity to obtain the advice of your own tax advisor and legal counsel prior to executing this Agreement.

         Please sign and return the original of the Agreement to the undersigned at 1361 Alps Road, Building 8, Wayne, New Jersey, 07470 no later than December 29, 2000. Please retain the enclosed copy of this Agreement for your records.

         Very truly yours,

         INTERNATIONAL SPECIALTY PRODUCTS INC.


         By:      /s/ Jeffrey Kaplowitz
                  --------------------------------------------
                  Name:  Jeffrey Kaplowitz
                  Title: Sr. Vice President Human Resources



         /s/ Susan Yoss
         ---------------------------
         Susan Yoss